Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Names Two New Board Members
PITTSBURGH, October 27, 2008 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, today announced the appointment of Messrs. John J. Engel and Stephen A. Van Oss to its Board of Directors, effective November 3, 2008. With the addition of Messrs. Engel and Van Oss, WESCO’s Board of Directors now consists of 12 Directors.
John J. Engel has been Senior Vice President and Chief Operating Officer for WESCO since July 2004. Previously, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc. and as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. Earlier in his career, Mr. Engel held management positions with Allied Signal and General Electric.
Stephen A. Van Oss has been Senior Vice President and Chief Financial and Administrative Officer for WESCO since July 2004 and, from 2000 to July 2004, served as the Vice President and Chief Financial Officer. Mr. Van Oss also served as our Director, Information Technology from 1997 to 2000 and as our Director, Acquisition Management in 1997. Previously, Mr. Van Oss held executive positions with Paper Back Recycling of America, Inc. and Reliance Electric Corporation. Mr. Van Oss is a trustee of Robert Morris University and serves on the board of Cooper-Standard Holdings, Inc.
Chairman and CEO, Roy W. Haley, commented, “I am very pleased to welcome John Engel and Steve Van Oss to serve on our Board. In addition to their current roles as senior executives of the Company, John and Steve both have done a superb job in directing major portions of WESCO’s total business. Their industry and WESCO-specific knowledge and experience will further strengthen our Board.”
# # #
WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2007 annual sales were approximately $6.0 billion. The Company employs approximately 7,300 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and more than 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
# # #
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission.
# # #
Contact: Daniel A. Brailer, Vice President, Treasurer, Legal and Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7329
http://www.wesco.com